UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2018

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)
Commission file number 001-16111

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3350 Lenox Road, Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 19, 2018, Global Payments Inc. (the “Company”) and certain wholly-owned subsidiaries of the Company, as borrowers or as guarantors, as applicable (the “Credit Parties”), entered into the Fifth Amendment (the “Fifth Amendment”) to (i) the Second Amended and Restated Term Loan Agreement and (ii) the Second Amended and Restated Credit Agreement, dated July 31, 2015, each with Bank of America, N.A. (“Bank of America”), as administrative agent, and a syndicate of financial institutions, as lenders and other agents (as subsequently amended from time to time, the “Amended Credit Facility Agreement”).

As amended by the Fifth Amendment, the Amended Credit Facility Agreement provides for (i) a $1.5 billion revolving credit facility (the “Revolving Credit Facility”); (ii) a $1.5 billion term loan facility (the “Term Loan A Facility”); (iii) a $1.37 billion term loan facility (the “Term Loan A-2 Facility”); and (iv) a $1.14 billion term loan facility (the “Term Loan B-2 Facility”, and together with the Revolving Credit Facility, the Term Loan A Facility and the Term Loan A-2 Facility, the “Credit Facilities”). The Fifth Amendment increased the total financing capacity available under the Credit Facilities to approximately $5.5 billion; however the Company’s aggregate outstanding debt under the Amended Credit Facility did not change.

The Amended Credit Facility Agreement provides that the Term Loan A Facility and the Term Loan A-2 Facility mature, and the Revolving Credit Facility Agreement expires, on January 20, 2023. The Term Loan B-2 Facility matures on April 22, 2023.

The Amended Credit Facility Agreement provides for an interest rate with respect to borrowings under the Term Loan A Facility, the Term Loan A-2 Facility and the Revolving Credit Facility of (a) in the case of Base Rate Loans (as defined in the Amended Credit Facility Agreement), a base rate plus a margin ranging from 0.25% to 1.00%, in each case depending on the Company’s leverage ratio and (b) in the case of Eurocurrency Loans (as defined in the Amended Credit Facility Agreement) a base rate plus a margin ranging from 1.25% to 2.00%, in each case depending on the Company’s leverage ratio. The Amended Credit Facility Agreement provides for an interest rate with respect to the borrowings under the Term Loan B-2 Facility of a base rate plus a margin of 0.75% in the case of Base Rate Loans and a base rate plus a margin of 1.75% in the case of Eurocurrency Loans. With respect to the Base Rate Loans, the base rate is the highest of (a) the Federal Funds Effective Rate (as defined in the Amended Credit Facility Agreement) plus 0.50%, (b) the Bank of America prime rate and (c) the applicable Eurocurrency Base Rate (as defined in the Amended Credit Facility Agreement) plus 1.00%. The Amended Credit Facility Agreement also provides for a commitment fee with respect to borrowings under the Revolving Credit Facility at an applicable rate per annum ranging from 0.20% to 0.30% depending on the Company’s leverage ratio.

As amended by the Fifth Amendment, the Amended Credit Facility Agreement allows the Company and its subsidiaries to incur Permitted Incremental Equivalent Debt (as defined in the Amended Credit Facility Agreement) and increase the Credit Facilities (with the consent of the lenders providing the increase) in an aggregate amount of up to $850 million.

The Amended Credit Facility Agreement contains customary affirmative and restrictive covenants, including, among others, financial covenants based on the Company’s leverage and fixed charge coverage ratios. The Amended Credit Facility Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations to be immediately due and payable.

The foregoing description of the Fifth Amendment and the Amended Credit Facility Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Fifth Amendment to the Amended Credit Facility Agreement, which will be included in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Global Payments Inc., dated June 21, 2018

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date:	June 21, 2018	By: /s/ Cameron M. Bready
Cameron M. Bready
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Global Payments Inc., dated June 21, 2018